Exhibit 4.3
                              TERMINATION AGREEMENT

      THIS TERMINATION AGREEMENT (the "Agreement") is made and entered into effective as of March 22, 2005, by and among SMARTIRE SYSTEMS, INC., a corporation organized and existing under the laws of the Yukon Territory (the "Company"), and CORNELL CAPITAL PARTNERS, LP., a Delaware limited partnership (the "Buyer").

                                    Recitals:

      WHEREAS, the Company and Buyer entered into a Securities Purchase Agreement (the "Securities Purchase Agreement"); a Convertible Debenture in the amount of Two Million Five Hundred Thousand Dollars ($2,500,000) (the "Convertible Debenture"); a Security Agreement (the "Security Agreement"); an Investor Registration Rights Agreement (the "Investor Registration Rights Agreement"); an Escrow Agreement (the "Escrow Agreement"); and an Irrevocable Transfer Agent Instructions (the "Irrevocable Transfer Agent Instructions"), all of which are dated December 15, 2004 as well as a Promissory Note in the amount of Three Hundred Fifty Thousand Dollars ($350,000) dated February 9, 2005 (the "Promissory Note") (collectively, the Securities Purchase Agreement, Convertible Debentures issued thereto, the Security Agreement, the Investor Registration Rights Agreement, the Escrow Agreement, Irrevocable Transfer Agent Instructions, and Promissory Note are referred to as the "Transaction Documents.")

      NOW, THEREFORE, in consideration of the promises and the mutual promises, conditions and covenants contained herein and in the Transaction Documents and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

      1. Termination. The parties to this Agreement hereby terminate the Transaction Documents and the respective rights and obligations contained therein, except as otherwise stated herein. As a result of this provision, none of the parties shall have any rights or obligations under or with respect to the Transaction Documents except as otherwise specified herein.


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      IN WITNESS WHEREOF, the parties have signed and delivered this Termination
Agreement on the date first set forth above.

                                        SMARTIRE SYSTEMS, INC.

                                        By: /s/ Robert V. Rudman
                                            ----------------------------
                                        Name:   Robert V. Rudman
                                        Title:  President


                                        CORNELL CAPITAL PARTNERS, LP
                                        By:    Yorkville Advisors, LLC
                                        Its:   General Partner


                                        By: /s/ Mark A. Angelo
                                            ----------------------------
                                        Name:   Mark A. Angelo
                                        Title:  Portfolio Manager